Exhibit 77I
Morgan Creek Global Equity Long/Short Institutional
Fund registered new classes A and I with the Securities and Exchange Commission on July 29, 2016. The
Registrant's Post-Effective Amendment No. 2, related to the new shares A and I, which describes the features of the new classes, be and hereby is incorporated by reference in response to sub-item 77I(b) of Form N-
SAR.